Exhibit 99.1

FOR IMMEDIATE RELEASE

Wendy Arlin Appointed to Kohl’s Board of Directors

•	New director brings more than 30 years of corporate finance and consumer industry experience

•	Appointment is part of the Board’s continual refreshment process, enhancing leadership and retail experience

MENOMONEE FALLS, Wis. (Dec. 20, 2023) – Kohl’s (NYSE: KSS) today announced that Wendy C. Arlin has joined its Board of Directors (the “Board”) as an independent director. Ms. Arlin, who most recently served as Chief Financial Officer (CFO) for Bath & Body Works, Inc., brings more than three decades of experience in corporate finance, financial reporting, oversight and accounting, with deep expertise in the consumer industry.

“We are pleased to welcome Wendy to the Board,” said board chair Peter Boneparth. “Her deep financial, accounting and industry experience adds to the existing strength of the Board. Wendy is an excellent addition to our Board as we continue to focus on supporting the company’s strategic growth plan and delivering shareholder value.”

Wendy Arlin’s appointment is part of the ongoing Board refreshment process at Kohl’s, which continues to bring in relevant, experienced leaders.

Ms. Arlin has been appointed to a term expiring at Kohl’s 2024 annual shareholders meeting and will stand for election by Kohl’s shareholders at that time. She will serve on the Board’s Audit Committee. With Ms. Arlin’s appointment, the Board has now been expanded to consist of 13 directors, 12 of whom are independent.

“As a retail veteran, I’m excited to join Kohl’s board of directors. This is a brand and business that I deeply respect and I’m eager to serve the company and our shareholders during this dynamic time in the retail industry,” said Ms. Arlin. “I appreciate the warm welcome from the Board and I look forward to working with the directors and the Kohl’s leadership team in the years ahead.”

About Wendy C. Arlin

Ms. Arlin has more than three decades of relevant corporate finance and consumer brands industry experience. Ms. Arlin held leadership roles at L Brands, Inc. for nearly 20 years and most recently served as Executive Vice President and CFO of Bath & Body Works, Inc. from 2021 through her July 2023 retirement. Prior to her role as CFO of BBWI and prior to the spin-off of BBWI, Ms. Arlin served as Senior Vice President, Finance and Corporate Controller of L Brands, Inc., where she led the corporate finance, financial reporting, accounting and financial shared services functions from 2005 to 2021. Ms. Arlin is a certified public accountant, and prior to joining L Brands, she spent 12 years at KPMG LLP in the audit practice and ultimately held the position of partner in charge of the central Ohio consumer and industrial/information, communications and entertainment business practices.

In addition to the Kohl’s Board, Ms. Arlin also serves as a director of The Wendy’s Company, where she serves on the Audit committee, and WK Kellogg Co. where she serves on the Compensation and Talent committee and is Chair of the Audit committee. Ms. Arlin has a bachelor of arts in international relations from Stanford University.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “plans,” “may,” “intends,” “will,” “should,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s then current views and assumptions and, as a result, are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on

Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s serves millions of families in our more than 1,100 stores in 49 states, online at Kohls.com, and through our Kohl’s App. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Media Contact

Jen Johnson, 262-703-5241, jen.johnson@kohls.com

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